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                                                                 Exhibit 3.(i).8


    CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES OF THE
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                          IPVOICE COMMUNICATIONS, INC.



It is certified that:

A. The name of the corporation is IPVoice Communications, Inc., a Nevada corporation (hereinafter the "Company").

B. The certificate of incorporation of the Company, as amended, authorizes the issuance of Ten Million (10,000,000) shares of Preferred Stock, $.001 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue all of said shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

C. The Board of Directors of the Company, pursuant to the authority expressly vested in it, has adopted the following resolutions creating Series C Preferred
Stock:

     RESOLVED, that a portion of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated as a separate series possessing the rights and preferences set forth below:

     1. Designation and Amount. The shares of such series shall have a par value of $.001 per share and shall be designated as "Series C Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be up to 5,000,000. The Series C Preferred Stock shall be offered for sale at a purchase price of $5.00 per share (the "Purchase Price").

     2. Dividends. The holders of the outstanding shares of Series C Preferred Stock shall be entitled to receive an annual cumulative $.60 per share dividend for an annualized yield of 12%. In the event that the Company cannot make the quarterly distributions of the $.15 per share stated dividend, the dividend shall accrue at the rate of 12% until all accrued and accumulated stated dividends are paid in full.

          All dividends declared upon the Series C Preferred Stock shall be declared pro rata per share. If there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid or declared and set apart with respect to the Company's common stock, par value $.001 per share ("Common Stock"). All accrued cash dividends shall be immediately due and payable on the date such shares of Series C Preferred Stock are converted into shares of Common Stock in accordance with Section 5 hereof.

          For purposes of this Certificate, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of Common Stock or other equity securities of the Company (other than repurchases of Common Stock or other equity securities held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing

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for such repurchase) for cash or property payable other than in shares of
Common Stock or other equity securities of the Company.

     3.   Liquidation, Dissolution or Winding Up

          (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to Common Stock and after any distributions to holders of Series A Preferred Stock and Series B Preferred Stock, holders of each share of Series C Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the Purchase Price plus all accrued cash dividends (collectively, the "Liquidation Amount").

          (b) If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Series C Preferred Stock held by them upon such distribution if all amounts payable on or which respect to said shares were paid in full.

          (c) In the event the holders cannot be located by the Company, funds necessary for such payment shall be set aside by the Company in trust for the account of holders of the Series C Preferred Stock so as to be available for such payments. After payment of the Liquidation Amount shall have been made in full (including funds held in trust pursuant to the preceding sentence), to the holders of the Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Company in accordance with their respective terms.

          (d) The holders of Series C Preferred Stock shall have no priority or preference with respect to distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Company and such persons.

     4. Voting Rights. Except as otherwise required by law, and except as set forth in Section 7 of this Certificate, the holders of Series C Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Company or for any other purpose.

     5.   Conversion Rights and Call Features for the Series C Preferred
Stock. The holders of Series C Preferred Stock shall have conversion rights as follows ("Conversion Rights"):

          (a) Right to Convert. Shares of Series C Preferred Stock may be converted into shares of the Company's Common Stock at any time until the Call Date (as defined in Section 5(c)), at the pleasure of the Convertible Preferred Stock Shareholder. After the Call Date, the conversion feature expires unless Company elects to extend such conversion privileges. If the conversion privileges are not extended and the Series C Preferred Stock shares are not called, the 12% stated

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dividend feature shall survive until the Series C Preferred Stock is called.
The Company may call the Series C Preferred Stock at any time after the Call
Date.

     (b) Conversion Rate. Each share of Series C Preferred Stock consists of a conversion feature with a one to one (1 to 1) conversion ratio ("Conversion Rate"), which will allow a Series C Preferred Stock shareholder to convert his Series C Preferred Stock into the Company's Common Stock at the equivalent of $5.00 per share.

     (c) Call Option. Each share of Series C Preferred Stock consists of a "call" feature. In the event the holders of the Series C Preferred Stock have not exercised the conversion rights set forth herein by December 31, 2005, (the "Call Date"), the Company shall have the right to retire the Series C Preferred Stock at a price of 105% of the Purchase Price or $5.25, plus accrued but unpaid dividends, on or after the Call Date.

     (d) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, stock split, stock dividend, or similar event, then and in each such event, the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Series C Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

     (e) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 5(d) above), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties, stock and/or assets to any other person or entity (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series C Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series C Preferred Stock after the Reorganization, to the end that the provisions of this Section 5 (including adjustment of the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

     (f) Exercise of Conversion Rights. Holders of Series C Preferred Stock may exercise their right to convert the Series C Preferred Stock by telecopying an executed and completed notice to the Company and delivering the original notice in the form annexed hereto as Exhibit A ("Notice of Conversion") and the certificate representing the Series C Preferred Stock by express courier. Each business date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a "Conversion Date." Such holders of Series C Preferred Stock which have sent a Notice of Conversion to the Company shall, if requested by the Company, deliver the originally executed Series C Preferred Stock certificates to the Company within three business days from the Conversion Date. The Company will transmit, or instruct its transfer


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agent to transmit, the certificates representing shares of Common Stock issuable upon conversion of any share of Series C Preferred Stock (together with the certificates representing the Series C Preferred Stock not so converted, if the prior certificate was delivered to the Company) to the holder thereof via express courier, by electronic transfer or otherwise, within three business days after the Company has received the facsimile Notice of Conversion. The Notice and Series C Preferred Stock certificates representing the portion of the Series C Preferred Stock converted shall be delivered as follows:

                     IPVoice Communications, Inc.
                     7585 East Redfield Road
                     Suite 202
                     Scottsdale, Arizona 85260
                     Telephone: 480/948-1895
                     Facsimile: 480/948-1213
                     Attention: Ms. Barbara Will, President

          (g) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series C Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series C Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series C Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series C Preferred Stock if the holder contemporaneously requests the Company to convert such Series C Preferred Stock into Common Stock.

          (h) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series C Preferred Stock. In lieu of any fractional share to which the holder would be entitled for this paragraph, the number of shares of Common Stock to be received shall be rounded to the nearest whole share.

          (i) Partial Conversion. In the event some but not all of the shares of Series C Preferred Stock represented by a certificate or certificates are converted, the Company shall execute and deliver to or to the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series C Preferred Stock which were not converted.

          (j) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient or as may be available to effect the conversion of all outstanding shares of the Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series C Preferred Stock, the Company shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     6. No Reissuance of Series C Preferred Stock. Any share or shares of Series C Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be canceled, shall

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return to the status of authorized but unissued preferred stock of no designated series, and shall not be reissuable or re-sellable by the Company as Series C Preferred Stock.

     7.   Restrictions and Limitations

          (a)  Amendments to Charter.   The Company shall not amend its
certificate of incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series C Preferred Stock if such amendment would:

               (i) change the relative seniority rights of the holders of Series C Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series C Preferred Stock;

               (ii) reduce the amount payable to the holders of Series C Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series C Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend rights of the holders of Series C Preferred Stock;

               (iii) cancel or modify the conversion rights of the holders of Series C Preferred Stock provided for in Section 5 herein; or

               (iv) cancel or modify the rights of the holders of the Series C Preferred Stock provided for in this Section 7.

     8.   Notices of Record Date.  In the event of:

          (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

          (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or



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     (c)  any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then and in each such event the Company shall mail or cause to be mailed to each holder of Series C Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten days prior to the date specified in such notice on which such action is to be taken.

     9. Certificate of Incorporation. The statements contained in the foregoing, creating and designating the said Series C issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations and restrictions shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the relevant provisions of the General Corporation Law of the State of Nevada.

     10.  Ranking.

          The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to any of the Common Stock and rank senior to any preferred stock issued after the date hereof.

Signed and attested to on January ___ 2001.

                                   IPVOICE COMMUNICATIONS, INC.

                                   By: /s/ Barbara S. Will
                                       ----------------------------------------
                                       Barbara S. Will, President

[Notary Stamp with Seal of the State of Arizona]

LILLIAN M. VADER
Notary Public - Arizona
Maricopa County
My Commission Expires
December 14, 2003

Attest:  /s/ Russell Watson
------------------------------------
-----------------, Secretary

STATE OF ARIZONA         )
                         ) ss.
County of Maricopa       )

     The foregoing instrument was acknowledged before me this 29 day of Jan, 2001, by Barbara S. Will.

                         Lillian M. Vader
                         -----------------------
                         Notary Public

My Commission Expires:
   12-14-01
-------------------------


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                              NOTICE OF CONVERSION

               (To be Executed by the Registered Holder in order
                    to Convert the Series C Preferred Stock)

The undersigned hereby irrevocably elects to convert ___ shares of Series C Preferred Stock, Certificate No. ___ (the "Preferred Stock") into shares of Common Stock of IPVoice Communications, Inc. (the "Company"), according to the conditions hereof, as of the date written below.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series C Preferred shall be made in compliance with the requirements of Regulation D, and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to registration of the Common Stock under the Act.

     __________________
     Date of Conversion

     ________________________________
     Number of shares of Common Stock
     issuable upon Conversion

     Legal Name of Converting Holder:___________________________

     ___________________________________________________________
     Signature/Title of Authorized Representative of
     Converting Holder

Address for Delivery of Shares:________________________
                               ________________________
                               ________________________